Exhibit 99.1

LGL Promotes LaDuane Clifton to Chief Financial Officer

Appoints James Williams as Principal Accounting Officer

ORLANDO, FL, January 7, 2013 – The LGL Group, Inc. (NYSE MKT: LGL) today announced that R. LaDuane Clifton has been promoted to Chief Financial Officer effective December 17, 2012.  Mr. Clifton, previously served as the Company's Chief Accounting Officer since March 2010, and as LGL's Corporate Controller from August 2009 to March 2010.

The Company's President and Chief Executive Officer, Greg Anderson, said "I am delighted to announce that LaDuane Clifton has been promoted to CFO.  During his tenure, he has been an instrumental part of realigning our operations, significantly improving our balance sheet, bringing improved investor transparency and strengthening our finance function."  LGL's Chairman of the Board, Marc Gabelli, said "LaDuane's contributions have directly led to improvements in the Company's operating leverage, and combined with his personal effectiveness and energy, support the focus of the Board of Directors and Management on growing shareholder value by expanding the potential for organic growth and by positioning for strategic investments that extend the franchise and capitalize on the LGL platform."

The Company also announced the appointment of James L. Williams to serve as LGL's Corporate Controller and Principal Accounting Officer effective January 2, 2013.  Mr. Williams, is both a CPA and CIA, and brings senior-level finance experience gained from both large and small companies, including ABM Industries, one of the largest publicly-held facility management services in the U.S., Southeastern U.S. Insurance, and Georgia-Pacific Corporation, a world-leading producer of forest-based products.  Mr. Gabelli said, "Today's regulatory environment has increased the complexity of operations accounting, financial reporting and tax compliance for public companies.  Jim brings a wealth of experience that supports these requirements while also expanding the Company's data analysis capabilities in support of the Company's strategic growth efforts."

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.  They are also used in infrastructure equipment for the telecommunications and network equipment industries.  The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India, and sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact LaDuane Clifton at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com.

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Contact

R. LaDuane Clifton
The LGL Group, Inc.
lclifton@lglgroup.com
(407) 298-2000